FOR IMMEDIATE RELEASE

Insight Enterprises, Inc. Appoints New Member to Board of Directors

Robert F. Woods Appointed to the Board

Tempe, Ariz. – July 8, 2009 – Insight Enterprises, Inc. (the “Company”) (NASDAQ: NSIT), a leading, global provider of technology solutions, today announced that Robert F. Woods has been appointed to the Company’s Board of Directors effective July 8, 2008.

“We are delighted to announce Bob Woods’ appointment to our Board of Directors,” said Timothy A. Crown, Chairman of the Board of Directors of Insight Enterprises. “Bob brings with him more than 30 years of broad accounting, finance, international and operational experience with respected global companies in the technology industry, including experience as Chief Financial Officer of IKON Office Solutions, Inc., as Vice President and Controller of IBM, and as Vice President, Finance, IBM Asia Pacific.”

Mr. Woods served as Senior Vice President and Chief Financial Officer of IKON Office Solutions, Inc. from 2004 to 2009, including the transition period following IKON’s acquisition by Ricoh Company in 2008. Prior to joining IKON, Mr. Woods spent nine years at IBM Corporation where he became Vice President and Treasurer of IBM in 2000 and served as Vice President and Controller from 2002 to 2004. While at IBM, Mr. Woods held a number of senior positions in accounting, treasury and international finance, as well as services, sales and business development. Mr. Woods also held roles in the accounting, finance, international and operational functions at E.I. DuPont de Nemours and Company, from 1979 to 1995. Mr. Woods is a graduate of Villanova University, and earned his MBA in Finance from Widener University.

Mr. Woods qualifies as an independent director in accordance with NASDAQ listing requirements. He was appointed as a class I director and will stand for election to the board at the 2010 annual meeting of stockholders. He will serve on the audit committee of the Company’s Board of Directors.

About Insight
Insight Enterprises, Inc. is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has more than 4,000 teammates worldwide and generated sales of $4.8 billion for its most recent fiscal year, which ended December 31, 2008. Insight is ranked number 484 on Fortune magazine’s 2009 ‘Fortune 500’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

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CONTACT: Insight Enterprises, Inc., Tempe

Helen Johnson
Senior VP, Treasurer
Helen.Johnson@insight.com
(480) 333-3234

Shana Diana
Senior Manager, Marketing
Shana.Diana@insight.com
(480) 333-3167

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Insight Enterprises, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.